AMENDMENT TO 1997 LONG-TERM STOCK INCENTIVE PLAN
     WHEREAS, the Polo Ralph Lauren Corporation (the “Company”) sponsors the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as Amended and Restated as of August 12, 2004) (the “Plan”);
     WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan to clarify that members of the Board who are not employees of the Company may receive awards under the Plan, and to make conforming and other non-material changes to the Plan; and
     WHEREAS, the Board may amend the Plan in accordance with Section 12(a) of the Plan, subject to stockholder approval to the extent necessary to comply with any tax or regulatory requirement applicable to the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows, as of June 30, 2006, but subject to the subsequent approval of the stockholders of the Company at the Company’s August 10, 2006 annual stockholders meeting:
1.	The first sentence of Section 1 of the Plan is hereby amended to read in its entirety as follows:
The purposes of this Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan are to promote the interests of Polo Ralph Lauren Corporation and its stockholders by (i) attracting and retaining exceptional directors, officers and other employees and third party service providers of the Company and its Subsidiaries, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.
2.	The definition of “Participant” in Section 2 of the Plan is hereby amended to read in its entirety as follows:
“Participant” shall mean any person eligible to receive an Award under Section 5 of the Plan and selected by the Committee to receive an Award under the Plan.
3.	The first sentence of Section 4(a) of the Plan is hereby amended by inserting, immediately after the phrase “shall be 26,000,000;”, the following:
the maximum number of Shares with respect to which Awards may be granted to any Participant who is a director of the Company but not an employee of the Company in any fiscal year may not exceed 25,000;
4.	The first sentence of Section 4(e) of the Plan is hereby amended by replacing the word “shares” with the word “Shares”.

5.	The last sentence of Section 4(e) of the Plan is hereby amended to read in its entirety as follows:
Subject to the rights of any Participant under an Award outstanding as of August 12, 2004, the vesting of Full Value Awards may only be accelerated upon (i) death, disability, retirement or other termination of employment or service of the Participant or (ii) a Change of Control.
6.	Section 5 of the Plan is hereby amended to read in its entirety as follows:
SECTION 5. Eligibility. Any director, officer or employee of, or Third Party Service Provider to, the Company or any of its Subsidiaries (including any prospective director, officer, employee or Third Party Service Provider) shall be eligible to be designated a Participant.
7.	Clause (ii) of Section 8(d) of the Plan is hereby amended to read in its entirety as follows:
subject to the rights of any Participant under an Award outstanding as of August 12, 2004, the vesting of Awards of Shares of Restricted Stock and/or Restricted Stock Units that are Full Value Awards may only be accelerated upon (A) death, disability, retirement or other termination of employment or service of the Participant or (B) a Change of Control.
8.	Clause (ii) of Section 9(d) of the Plan is hereby amended to read in its entirety as follows:
subject to the rights of any Participant under an Award outstanding as of August 12, 2004, the vesting of Performance Awards that are Full Value Awards may only be accelerated upon (A) death, disability, retirement or other termination of employment or service of the Participant or (B) a Change of Control.
9.	Clause (ii) of Section 10(c) of the Plan is hereby amended to read in its entirety as follows:
subject to the rights of any Participant under an Award outstanding as of August 12, 2004, the vesting of “Other Stock-Based Awards” that are Full Value Awards may only be accelerated upon (A) death, disability, retirement or other termination of employment or service of the Participant or (B) a Change of Control.
10.	Section 11(c) of the Plan is hereby amended by inserting the word “that” immediately preceding the phrase “is (are) to apply to the Company”.

11.	Section 11(d)(vi)(i) of the Plan is hereby amended by inserting the word “a” immediately preceding the phrase “Performance Compensation Award”.

12.	The first proviso of Section 12(b) of the Plan is hereby amended by modifying the phrase “that would impair the rights of any Participant or any holder or beneficiary of any Option theretofore granted” to read as follows: “that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted”.

13.	Section 14(a)(iii) of the Plan is hereby amended by (a) replacing the phrase “Incentive Options” with the phrase “Incentive Stock Options”; (b) replacing “grantee” with “Grantee”; and (c) replacing “option” each time it appears with “Option”.
     This Amendment shall not take effect unless and until it has been approved by the stockholders of the Company at the Company’s August 10, 2006 annual stockholders meeting. Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with the provisions thereof on the date hereof. The validity, construction and effect of this Amendment shall be determined in accordance with the laws of the State of New York.